INDEPENDENT AUDITORS' CONSENT






The Board of Directors
Microchip Technology Incorporated:


We consent to incorporation by reference in the registration statement on Form S-8 related to the registration of shares for the 1997 Nonstatutory Stock Option Plan of Microchip Technology Incorporated of our report dated April 22, 1998, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998 annual report on Form 10-K of Microchip Technology Incorporated.



                                         /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
November 10, 1998